SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: September 27, 2002

Birmingham Steel Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-9820 (Commission File Number)	13 -3213634 (I.R.S. Employer Identification No.)

1000 Urban Center Drive
Suite 300
Birmingham, AL 35242
(Address of principal executive offices)

(205) 970-1200

(Registrant’s Telephone Number, Including Area Code)

Index to Exhibits on Page 4	Page 1 of 4 Pages

THIRD AMENDED PLAN OF REORGANIZATION
DISCLOSURE STATEMENT
CONFIRMATION ORDER

Item 3. Bankruptcy or receivership

On September 17, 2002 (the “Confirmation Date”) the United States Bankruptcy Court for the District of Delaware (the “Court”) entered an order (the “Confirmation Order”) confirming the Third Amended and Restated Joint Plan of Reorganization as modified (“Plan of Reorganization”), of Birmingham Steel Corporation (the “Company”) under Chapter 11 (“Chapter 11”) of Title 11 of the United States Code (“the Bankruptcy Code”) (Case No.02-11586) (the “Case”).

Material features of the Plan of Reorganization are:

The Plan of Reorganization provides for the sale of substantially all of the Company’s assets to Nucor, Inc. (“Nucor”) pursuant to the Asset Purchase Agreement. The Plan of Reorganization provides for the liquidation of the Excluded Assets that are not being sold to Nucor. The liens of the secured creditors in Class 2 (as defined below) will attach to the proceeds of the sale. Such secured creditors hold liens in substantially all the assets of the debtors and the aggregate amount of their claims exceeds the expected amount of the proceeds of the sale of the Company’s assets. Although secured parties are not being paid in full, pursuant to the Plan Support Agreement the secured creditors have agreed to pay certain sums to unsecured and other creditors and interest holders in the Company. For a more complete description of the Plan Support Agreement and its effect on the distribution of the proceeds of the sale of the Debtor’s assets, see Section IV of Exhibit 2, the Disclosure Statement for Joint Plan of Reorganization of Birmingham Steel Corporation (the “Disclosure Statement”).

The plan places Claims against the Company and Interests in the Company in the following classes:

Class 1 consists of Allowed Priority Claims, other than Priority Tax Claims. Each holder of a Class 1 Claim shall be paid Cash on or before the fifteenth day after the Confirmation Date. Cash from existing proceeds after the Confirmation Date shall be paid in an amount equal to the amount of such Class 1 Claim. Claims in Class 1 are not impaired under the Plan of Reorganization. Therefore, pursuant to section 1126(f) of the Bankruptcy Code, the holders of Claims in Class 1 conclusively are presumed to have accepted the Plan of Reorganization.

Class 2 consists of the Allowed Secured Claims of each party to the Omnibus Collateral Agreement and the Intercreditor Agreement, in their capacities as such, including the 1993 Noteholders, the Bank Group, the Indenture Trustee (as assignee of the Owner Trustee for the benefit of the Memphis Equipment Noteholders), PNC and the Collateral Agent. The holders of Claims in Class 2 shall retain the liens securing such Claims to the extent of the Allowed amount of such Claims. Upon the closing of the Sale, such Liens shall attach to the Class 2 Distribution Amount, subject to the terms and conditions set forth in the Plan of Reorganization. In full and final settlement and discharge of Class 2 Claims, the Collateral Agent on account of each holder of an Allowed Class 2 Claim shall receive on the Closing Date, and from time to time thereafter (if applicable) the Class 2 Distribution Amount. Pursuant to section 1126(a) of the Bankruptcy Code, holders of Claims in Class 2 are entitled to vote to accept or reject the Plan of Reorganization. Notwithstanding any other provisions of the Plan, as of the Confirmation Date, the Secured Claims of each holder of a Class 2 Claim shall be deemed Allowed without defense, set off, offset, right of recoupment or counterclaim.

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Class 3 consists of Other Secured Claims not defined in any of the other Classes. In full and final satisfaction and discharge of all Class 3 Claims, if any, each holder of an Allowed Class 3 Claim shall receive on the fifteenth (15th) day after such Claim becomes an Allowed Claim, at the Company’s election (i) the Collateral securing such Claim, without representation, warranty or recourse, to the extent such Collateral is included in the Excluded Assets and to the extent not already received by such holder; or (ii) Cash not to exceed $500,000 from (I) the proceeds of the Cash Collateral or the DIP Facility to the extent such Claim becomes an allowed Claim before the Closing Date and the (II) the Administrative Claim Reserve.

Class 4 consists of Allowed Claims of (a) the Cartersville Noteholders; (b) the AIR Lenders; (c) the holders of the Rejection Damages Claims; and (d) the holders of any other Allowed Unsecured Claims, including, without limitation, the Claims of each party to the Omnibus Collateral Agreement and the Intercreditor Agreement to the extent such Claims are Unsecured Claims by operation of Section 506(a) of the Bankruptcy Code. On the Confirmation Date, Class 4 Creditors will receive a Pro Rata payment of the Class 4 dividend, with a retention in an amount sufficient to distribute to any contested but unresolved Class 4 Claims in accordance with Section VIIB of the Plan; provided however, (i) that the claims of each of the Secured Parties (as defined in the Intercreditor Agreement and solely in their capacity as Secured Parties pursuant to that agreement) who are parties to the Omnibus Collateral Agreement and the Intercreditor Agreement included in Class 4 by operation of Section 506(a) of the Bankruptcy Code shall be subordinated to all other Allowed Claims in Class 4 for the purposes of distribution of the Class 4 Dividend only from the Liquidation Trust; (ii) there shall be no distribution of the Class 4 Dividend on account of Severance and Retirement Claims or on account of any portion of any Class 4 Claim paid after the Filing Date.

Class 5 consists of Interests in Birmingham Steel other than the Lender Warrants. The Class 5 Interests shall be cancelled as of the Confirmation Date; however, according to terms of the Plan Support Agreement, Claims relating to Class 5 Interests shall receive, Pro Rata, a portion of the Plan Support Agreement Equity Dividend equal to $7.7 million.

Class 6 consists of Interests in Birmingham Steel that are Lender Warrants. The Lender Warrants shall be cancelled as of the Confirmation Date. The holders of Interests in Class 6 shall not receive or retain any Distribution or other property on account of such Interests.

Class 7 consists of Intercompany Claims. The holders of Class 7 Claims shall not receive or retain any Distribution or other property on account of such Claims. Pursuant to Section 1126(g) of the Bankruptcy Code, holders of Claims in Class 7 are deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan of Reorganization.

Class 8 consists of Intercompany Interests. The holders of Class 8 interests shall not receive or retain any Distribution or other property on account of such Interests. Pursuant to Section 1126(g) of the Bankruptcy Code, holders of Interest in Class 8 are deemed to have rejected the Plan of Reorganization and are not entitled to accept or reject the Plan of Reorganization.

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Sale of Assets:

On February 14, 2002, Nucor announced an unsolicited offer to purchase substantially all of Birmingham Steel’s assets for $500 million. On May 30, 2002, Birmingham Steel signed an asset purchase agreement with Nucor whereby Nucor would purchase substantially all of Birmingham Steel’s assets for $615 million in cash. Birmingham Steel also entered into an agreement, dated May 30, 2002, with Birmingham Steel’s secured lenders in support of the transaction. These agreements require that the transaction with Nucor have been approved pursuant to a pre-arranged chapter 11 bankruptcy filing by the bankruptcy court in Delaware. The $615 million purchase price proposed by Nucor is less than the full value of Birmingham Steel’s secured debt. Birmingham Steel and its secured lenders negotiated a pre-arranged plan agreement which provides that secured lenders distribute a portion of the proceeds from the transaction to unsecured creditors and shareholders. The agreements contemplate payments to shareholders of approximately $15 million. The plan contemplated by Birmingham Steel, its secured lenders and Nucor would also provide for the continued and uninterrupted payments to Birmingham Steel’s critical vendors from operating cash flows and a proposed interim financing arrangement.

Item 7.     Financial Statements and Exhibits

Exhibits

1.	Third Amended Plan of Reorganization

2.	Disclosure Statement for the Joint Plan of Reorganization

3.	Confirmation Order entered by the Court on September 17, 2002

Signatures

Pursuant to the requirements of the Securities and Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIRMINGHAM STEEL CORPORATION

Date: September 27, 2002	By: /s/ Catherine W. Pecher Name: Catherine W. Pecher Its: Vice President — Administration and Corporate Secretary